UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN DRAGON WOOD PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Florida	26-1133266
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

Unit 312, 3rd Floor, New East Ocean Centre
9 Science Museum Road
Kowloon, Hong Kong
(Address of Principal Executive Offices)	(Zip Code)

Green Dragon Wood Products, Inc.
2013 Incentive Stock Plan
(Full Title of Plan)

Kwok Leung Lee, President
Green Dragon Wood Products, Inc.
Unit 312, 3rd Floor, New East Ocean Centre
9 Science Museum Road
Kowloon, Hong Kong
 (Name and address of agent for service)

+852-2482-5168
(Telephone number, including area code, of agent for service)

Copies to:
Richard A Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
 61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	4,000,000	$0.001	$4,000.00	$0.55

TOTAL	4,000,000		$4,000.00	$0.55

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Green Dragon Wood Products, Inc., a Florida corporation (the “Registrant” or the “Company”), which become issuable under the Company’s 2013 Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference into this Registration Statement:

(a)         The Registrant’s latest annual report on Form 10-K filed on December 13, 2012 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Company’s fiscal year ended March 31, 2012;

(b)         The Registrant’s Quarterly Reports on Form 10-Q filed on January 16, 2013, February 1, 2013 and March 20, 2013 for the fiscal quarter ended June 30, 2012, September 30, 2012 and December 31, 2012, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant’s document referred to in (a) above;

(c)           The Registrant’s Current Report on Form 8-K filed on February 8, 2013 pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant’s document referred to in (a) above; and

(d)         The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12G filed on August 18, 2008, pursuant to Section 12(g) of the Exchange Act.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Pursuant to the Articles of Incorporation and By-Laws of the Company, the Company may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as appropriate. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Florida Law

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3). Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.      Exemption from Registration Claimed.

Not Applicable.

Item 8.        Exhibits.

Exhibit No.	Description

4.1	Green Dragon Wood Products, Inc. 2013 Incentive Stock Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the common stock registered hereby.

23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1)

23.2	Consent of HKCMCPA Company Limited, Certified Public Accountants (Formerly ZYCPA Company Limited).

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kowloon, Hong Kong, on April 24, 2013.

GREEN DRAGON WOOD PRODUCTS, INC.

By:	/s/ Kwok Leung Lee
Kwok Leung Lee President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kwok Leung Lee, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Kwok Leung Lee	President and Director (principal executive and financial officer)	April 24, 2013
Kwok Leung Lee
/s/ Meing Ling Law	Director	April 24, 2013
Mei Ling Law